Exhibit 10.7

June 3, 2014

Charles Kohl

25662 Shaw Place

Stevenson Ranch, CA 91381

Dear Chuck:

Earlier today we jointly announced the proposed combination of 1st Enterprise Bank (“FENB”) and California United Bank (“CUB”), to create the premier commercial bank in the Southern California market. We expect that, subject to obtaining the necessary regulatory and shareholder approvals, the transaction will close in October or November 2014 (the “Closing”). Preparation for a conversion of the combined banks’ systems (“Conversion”) will begin prior to Closing and is expected to be completed in 4th quarter 2014 or 1st quarter 2015.

In keeping with our commitment to keep all of FENB’s employees informed of the individual impact on them of this combination, at this time we are informing you that upon successful completion of the Conversion, your current position will be no longer be available. We currently anticipate your separation date to be approximately 30 days following completion of the Conversion and management will inform you of the precise date (“Separation Date”) once it is determined.

In recognition of your important contribution to the transition process, we would like you to remain as an employee until the Separation Date. To recognize your continued service and support during the transition process, you will be eligible to receive a special incentive payment in a gross amount of $120,000 (“Incentive Payment”) if you remain employed by the combined company until your Separation Date. This Incentive Payment will be subject to deductions required by law and will be paid in a one-time, lump sum payment.

Between now and the Closing we do not expect any changes in your normal duties other than activities preparing for the integration of our banks’ operations. Salary and benefits will not change. When your position is eliminated, you will receive your final pay, and payment for any accrued but unused vacation.

In addition, in recognition of your service to FENB and continued service and support during the transition process, you will be eligible to receive a special severance payment (“Severance Payment”) if you remain employed through the Separation Date. This Severance Payment will be based on your total years of service with FENB and CUB. Specifically, you will receive a Severance Payment equal to the greater of (i) an amount equivalent to the base salary/pay for regular hours that you receive for one pay period, multiplied by the number of total years that you have worked for FENB and CUB (pro-rated for

Charles Kohl

June 3, 2014

a partial year of service), or (ii) an amount equivalent to the base salary/pay for regular hours that you receive for two pay periods.

The gross amount of the Severance Payment will be subject to deductions required by law, and will be paid in a one-time, lump sum payment, conditioned on your execution of a Severance Agreement and General Release (which has not been revoked), which will be provided to you as we get closer to your Separation Date. Please note that, if you voluntarily resign or are terminated for cause prior to your Separation Date, you will not be eligible to receive this Severance Payment (or any portion of this Severance Payment).

If the transaction is terminated for any reason, you will continue your employment with FENB under the same terms and conditions of your current position with FENB, and you will not be eligible for the Severance Payment (or any portion of the Severance Payment) or the Incentive Payment.i

Please feel free to contact the undersigned, with any questions or concerns regarding the information in this letter. Please date and sign the additional copy of this letter in the space provided below, indicating your receipt of the letter and your understanding of its contents, and return it to Melanie Black or Susan Smith within five business days of your receipt of the letter.

We appreciate your contribution to FENB and we wish you success in all of your future endeavors.

Sincerely,

/s/ K. Brian Horton	/s/ David I. Rainer
K. Brian Horton	David I. Rainer
President	President & CEO
1st Enterprise Bank	California United Bank

I have read and understand the above:

/s/ Charles Kohl	06/03/2014
Charles Kohl	Date

[i]	Please note that nothing in this letter constitutes an employment contract or alters the nature of your at-will employment.